Exhibit 99.1

Core-Mark Holding Company, Inc.

Policy Regarding the Election of Directors

The Nominating and Corporate Governance Committee of Core-Mark Holding Company, Inc. (the “Company”) has adopted, and the Board of Directors of the Company (the “Board”) has approved, the following Policy Regarding the Election of Directors:

1. Mandatory Submission of Resignation. A director who fails to receive the number of votes required for election or re-election in accordance with Article III, Section 2 of the Company’s Bylaws shall promptly tender an irrevocable offer of resignation to the Board.

2. Nominees for Election. The Board shall nominate for election or re-election, and shall fill director vacancies and new directorships with, only those candidates who agree to tender, promptly following each such candidate’s failure to receive the required vote for election or re-election at the next meeting at which such candidate would face election or re-election, an irrevocable offer to resign that will be effective upon Board acceptance.